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EX10.21

October 26, 2001

Barry Zwarenstein
Via-email

Dear Barry:

        Iomega is very pleased to offer the position of Vice President and Chief Financial Officer position and look forward to you joining our team. We are excited about our future and your contributions to our continued success. You will be reporting directly to me and your work location shall be San Diego, California. Our offer includes an annual base salary of $330,000 paid on a bi-weekly basis. We would like your employment to begin on November 1, 2001.

        Your compensation package includes:

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  Participation in the Iomega Incentive Bonus Program, with an annual incentive target payment equal to 55% of your annual salary, subject to the terms of the Bonus Program that includes potential payouts up to two times target level for exceeding goals. 100% bonus pay-out (pro-rated from your date of employment) is guaranteed for fiscal year 2001.

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  An option to purchase 85,000 shares of Iomega stock with an exercise price equal to the Fair Market Value on your start date; the Fair Market Value of the stock is determined by the average of the high and low price on the day you begin employment. These option shares will vest in four increments, 25% on your first anniversary, 25% on your second anniversary, 25% on your third anniversary and 25% on your fourth anniversary. You will also be eligible for additional stock option grants on an annual basis subject to board of directors' approval. The amount of these grants is dependent on factors such as number of shares outstanding, the individual's level in Company and job performance. All options are subject to the terms of a stock option agreement, which contains non-competition and non-solicitation provisions.

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  3 weeks PTO based on our current PTO policy. (The vacation policy is being re-defined and once it is approved, your vacation will be based on the new policy. We will guarantee you the equivalent of three weeks vacation and one week of convertible sick time.)

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  A comprehensive benefits package, including medical, dental, annual executive physical, a 401(k) plan, paid time off and educational assistance, subject to the terms and conditions of those plans.

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  Participation in the Executive Life Insurance program at two times your annual base salary, subject to medical underwriting.

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  Participation in the Executive Long-Term Disability Program, subject to medical underwriting.

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  Participation in the Executive Tax Planning Services provided by Price Waterhouse LLP.

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  Participation in the Iomega Non-qualified Deferred Compensation Plan.

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  Participation in a Change of Control Agreement as approved by the Board of Directors.

Relocation Package

        You will receive the Iomega Executive Relocation Package (attached) for your move to San Diego. You must complete your move by 8/1/03. We will pay temporary living expenses as described below in San Diego through 6/30/03. Iomega plans to administer the temporary living expenses as a non-taxable event. In case these expenses would become a personal taxable liability for you, the amount will be grossed-up.

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  Air travel to/from San Diego each week for you and on a monthly basis for your immediate family.

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  Company paid corporate furnished housing in San Diego.

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  Use of company car while in San Diego.

Severance Pay

        If your employment is terminated or "constructively terminated"—other than for "cause" as defined below—you will receive severance according to the following schedule provided you have signed a separation agreement and full release.

        —10 months base salary if severance is triggered prior to your relocation to San Diego

        —12 months base salary if severance is triggered after your relocation to San Diego.

        —In addition, should your severance be triggered at any time, you will receive an additional 12 months' vesting on outstanding stock options.

        "Cause" means: a) A violation of law that would materially injure Iomega or materially impact employee's ability to perform for Iomega, b) A material breach of non-solicitation, non-competition or non-disclosure obligations owed by employee to Iomega, or c) The commission of an act of fraud, embezzlement or crime involving moral turpitude. "Constructively terminated" means: x) An adverse alteration in the nature and status of employee's job responsibilities, title or reporting structure, y) A material reduction in employee's annual base salary, bonus plan, or any other benefit, or z) the relocation of employee's primary work location more than 25 miles from San Diego, California.

        Barry, I recognize and share your position that Iomega's executive package is under market in certain areas, specifically the stock option program, Change in Control Agreement and executive benefits package. In Q1 2002, we are presenting a proposal to the Compensation Committee for updates and improvements to these items as part of our comprehensive executive compensation package and we are confident that our proposals will be approved.

        The start of your employment is contingent upon: (a) your signature on this letter (b) your signature on the Agreement for Employee use of Corporate Information, and (c) proof of your eligibility to work in the United States and (d) receipt by Iomega of a satisfactory background check.

        This offer for a position constitutes an at-will relationship with Iomega. This means that both you and Iomega share the right to sever the employment relationship at any time, for any reason or no reason, and with or without notice.

        To accept this offer, please sign and return before October 26, 2001. Please fax this signed offer letter and Agreement for Employee Use of Corporate Information to Anna Aguirre at (858) 546-4771. If you have any questions please contact me at (858) 546-4799.

        I look forward to you joining the Iomega team!

Sincerely,

Werner T. Heid President and CEO

/s/ BARRY ZWARENSTEIN Signed and Accepted	10/26/01 Date

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  EX10.21